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[ORIENTAL LOGO]



NEWS RELEASE

FOR RELEASE:                                         Contact: Robert P. Schoene
Thursday, March 27, 2003                                     Tel. (787) 720-2638


Oriental Financial Group Authorizes
New $9 Million Stock Repurchase Plan

San Juan, Puerto Rico - The Board of Directors of Oriental Financial Group Inc., (NYSE--OFG) today announced the authorization of a new program for the repurchase of up to $9 million of its outstanding shares of common stock, which supersedes the ongoing repurchase program established earlier.

"The Board took this action on March 25, 2003 in the best interests of the shareholders of the Group and will make such repurchases from time to time, depending on market conditions and prices," said Jose E. Fernandez, Chairman of the Board of Directors, President and Chief Executive Officer of the Group.

ABOUT ORIENTAL FINANCIAL GROUP

Oriental Financial Group Inc., a financial holding company operating under U.S. banking regulations, provides diversified financial services to clients throughout Puerto Rico. The Group's core businesses are financial planning, trust, brokerage, investment banking and insurance, as well as a full range of consumer, commercial and mortgage banking services through 23 financial centers. More information about the Group can be found at www. OrientalOnline.com.

This release may contain forward-looking statements that reflect management's beliefs and expectations and are subject to risks and uncertainties inherent to the Group's businesses, including (without limitation: the effect of economic and market conditions, the level and volatility of interest rates and securities, the actions undertaken by both current and potential competitors, the impact of current, pending or future legislation and regulation both in the United States and in Puerto Rico, and the potential effects of technological changes.